Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (No. 333-67535 and No. 333-188512) and Form S-3 (No. 333-30497 and No. 333-60877) of C&F Financial Corporation of our reports, dated March 1, 2022, relating to our audits of the consolidated financial statements and internal control over financial reporting, included in and incorporated by reference in the Annual Report to Shareholders on Form 10-K of C&F Financial Corporation and its subsidiaries for the year ended December 31, 2021.

/s/ Yount, Hyde & Barbour, P.C.

Richmond, Virginia

March 1, 2022